UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) _December 30, 2005
CINCINNATI BELL INC.

(Exact Name of Registrant as Specified in Its Charter)
Ohio

(State or Other Jurisdiction of Incorporation)

1-8519	31-1056105

(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street	45202

(Address of Principal Executive Offices)	(Zip Code)
(513) 397-9900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     Determination of Stock Options Subject to Accelerated Vesting. As previously reported on Form 8-K filed with the Commission on December 7, 2005, the Compensation Committee of the Board of Directors of Cincinnati Bell Inc. (the “Company”) approved the acceleration of the vesting of all unvested stock options granted in 2003, 2004 and 2005 that were “underwater” as of the close of business on December 30, 2005. A stock option was to be considered “underwater” if the option exercise price was greater than the closing price on December 30, 2005 of the Company’s common stock as reported on the New York Stock Exchange.
     The closing stock price of the Company’s common stock on December 30, 2005 was $3.51 per share. Accordingly, all stock options listed on attached Exhibit 99.1 vested in full as of the close of business on December 30, 2005. Other than for stock options held by the Company’s chief executive officer, no stock options held by the Company’s directors were accelerated.
     In accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” starting January 1, 2006, the Company must recognize compensation expense over the applicable vesting period related to awards that are granted on or after January 1, 2006, and related to the unvested portion of awards granted prior to January 1, 2006. This acceleration of previously unvested stock options will result in a reduction in the Company’s share-based compensation expense (on an after-tax basis) of approximately $1.5 million in 2006, $0.4 million in 2007 and $0.1 million in 2008.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit	Description
99.1	Summary of Stock Options Subject to Acceleration
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.
By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

Date: January 6, 2006

2